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                                 Exhibit 99.4(viii)
                   Consulting Agreement - Price International
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This CONSULTING agreement is made effective as of June 1, 1999

AMONG:

            MICRA Sound Sports Inc.,
            a corporation incorporated under the laws of the Province of Ontario ("MSSI")

             -  and  -

            MICRA SOUNDCARDS INC.,
            a corporation incorporated under the laws of the Province of Ontario ("MICRA")

             - and -

            PRICE INTERNATIONAL INC.,
            a corporation incorporated under the laws of the Province of Ontario ("PII")

WHEREAS MICRA is engaged in the business of developing and manufacturing talking trading cards ("Soundcards") which combine images of certain notable personalities or events and an audio recording concerning that person or event and playback units ("Players") which enable users to playback the audio recording on the Soundcards;

AND WHEREAS MSSI is a wholly-owned subsidiary of MICRA engaged in the business of developing and manufacturing Soundcards ("Sports Soundcards") which combine images and audio recordings concerning personalities ("Personalities") or events ("Events") in sports ("Sports") including, without limitation, the following: baseball, hockey, basketball, football, wrestling, soccer, auto racing and boxing.

AND WHEREAS MICRA and MSSI desire to obtain licenses (the "Licenses") of intellectual property granting MSSI the right to use, print, duplicate and otherwise reproduce the names, likenesses and voices of certain Personalities or Events involved in the Sports and the trademarks and logos for use in connection with Sports Soundcards;

AND WHEREAS PII has agreed to assist MSSI in obtaining the Licenses;

AND WHEREAS MICRA, MSSI and PII wish to enter into this agreement to establish the terms of their relationship in connection with the Licenses;

NOW THEREFORE THIS AGREEMENT WITNESSES that for the premises and mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Agreement

1.1 Subject to the terms and conditions of this Agreement, MSSI and MICRA hereby appoint PII as their exclusive licensing agent for Sports Soundcards, and PII hereby agrees, to:



(a) identify and recommend specific Personalities and Events which PII believes would be appropriate for the development and manufacture of Sports Soundcards;



(b) present proposals to MICRA and MSSI in respect of the principal terms and conditions on which PII believes that Licenses could be secured for such Personalities and Events, including, without limitation a summary of all royalties and other fees and expenses payable in order to secure such Licenses;
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(c) for each such License that MICRA and MSSI wishes to pursue on the terms and conditions presented by PII, assist MICRA and MSSI in the negotiation and finalization of such License and assist in the development, creation and design of the Sports Soundcard(s) to be produced under such License; and



(d) provide advice with respect to the administration of the sports licenses, relationships and programs previously obtained or established by MICRA.


(collectively, the "Services").



1.2 PII hereby covenants and agrees to make itself available to MICRA and MSSI in connection with the provision of the Services at such times as MICRA and MSSI reasonably require throughout the term of this Agreement.


1.3 Subject to the provisions of Section 1.1, MICRA and MSSI agree to enter into such agreements with applicable Personalities and/or leagues, associations, or other licensing agents (collectively, "Licensing Agents") as are necessary in order to obtain the Licenses and to abide by the covenants and to fully perform the obligations contained in the Licenses and such other agreements pertaining to the Licenses and not to do or omit to do anything which might constitute a breach under the terms of any such License, provided, however, that the obligation of MICRA and MSSI to accept and enter into any License which has been arranged by PII shall be subject to MICRA and MSSI's approval of the subject matter and terms and conditions of the License, acting reasonably.



1.4 PII shall have creative input for of all Sports Soundcards to be manufactured pursuant to the Licenses in order to ensure that such Sports Soundcards satisfy all requirements of the Licenses.



1.5 The parties acknowledge that the obligations of PII to provide the Services do not extend in any manner whatsoever to the manufacture of the Sports Soundcards and that MICRA and MSSI shall be solely responsible for obtaining all permissions and approvals authorizing MICRA to engage in the manufacture of the Sports Soundcards and the Players, other than the Licenses.


2.       Ownership

2.1 PII acknowledges and agrees that MICRA or MSSI shall be the lawful owner of any License. Nothing herein contained shall be construed as conferring upon PII any right, interest or claim in and to the Licenses. PII hereby covenants and agrees that it shall not contest or challenge the ownership or validity of the Licenses at any time, whether during the term of this Agreement or otherwise. PII shall have no right, interest or claim in and to the Licenses and shall not use the same in any manner whatsoever without obtaining MICRA's or MSSI's prior written permission to such use in each instance.

3.       Costs, Royalties and Payments

3.1 MICRA and MSSI shall be responsible for all out-of-pocket costs and expenses associated with obtaining the Licenses including, for greater certainty, any deposits, upfront fees, minimum guarantees or similar assurances payable as a condition of obtaining the Licenses and hereby covenants and agrees to report all such payments on a timely basis. Provided that a budget of any such costs and expenses have been approved in writing by MICRA and MSSI, MICRA and MSSI shall also be responsible for all out-of-pocket costs and expenses reasonably incurred by PII in the performance of the Services.
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3.2 MICRA and MSSI shall be responsible for the payment in accordance with the terms of the Licences of all royalties (the "Royalties") and other costs associated with maintaining and administering the Licenses in accordance with the terms of the Licenses.


3.3 In consideration of the services performed by PII hereunder, MICRA and MSSI agree to pay a fee for every Sports Soundcard manufactured pursuant to (i) any Licenses obtained by PII equal to U.S. $0.50 per card sold; and (ii) any Sports licenses currently held or obtained by MICRA and MSSI equal to U.S. $0.25 per card sold; and (iii) for any other transaction not contemplated in either (i) or
(ii) PII will be paid an amount to be negotiated by PII, MICRA and MSSI, each acting reasonably, having regard to prevailing market conditions, proposed pricing of the Sports Soundcards and other relevant considerations.



3.4 Notwithstanding the fees outlined in section 3.3, no fees shall be paid to PII for the first Michael Jordan card produced under an agreement with Upper Deck, the Paul Henderson card produced under an agreement with Ficel Marketing and the first four wrestling cards produced under an agreement with Intervisual Books Inc.


4.  Representations, Warranties and Covenants

4.1 Each of MICRA and MSSI hereby represents, warrants and covenants to PII that
(i) it has the right, power and authority to enter into this Agreement and to fully perform its obligations hereunder; and (ii) the making of this Agreement does not violate any separate agreement, whether oral or written, existing between MICRA or MSSI and any other person or entity.


4.2 PII hereby represents, warrants and covenants to each of MICRA and MSSI that
(i) PII has the right, power and authority to enter into this Agreement and to fully perform its obligations hereunder; (ii) the making of this Agreement by PII does not violate any separate agreement, whether oral or written, existing between PII and any other person or entity; and (iii) it shall well and faithfully use its best efforts to promote the interests and goodwill of MICRA and MSSI during the term of this Agreement.


5.  Term; Termination

5.1 Subject to the provisions of this Section 5, this Agreement shall commence on the date hereof and shall expire on May 31, 2002.


5.2 In the event that Brian Price for any reason whatsoever ceases to be actively involved in the business, operations and affairs of PII, including for greater certainty the performance of PII's duties hereunder, or PII takes any action, step or proceeding which materially and adversely affects the reputation or business of either MSSI or MICRA, this Agreement shall immediately terminate and be of no further force or effect. Any termination of this Agreement by MSSI or MICRA pursuant to this Section 5.3 shall be without prejudice to the rights of MSSI or MICRA and shall not relieve PII of any of its obligations that may arise as a result of a prior breach of its obligations hereunder.

5.3 Each of the parties shall have the right to terminate this Agreement upon the giving of ten (10) days written notice to the other parties upon the occurrence of any of the following: (i) any breach by any of the parties of any of the provisions of this Agreement if such breach has not been cured within ten
(10) days from the date of the notice; (ii) any breach of the representations, warranties, covenants of any of the parties contained herein if such breach has not been cured within ten (10) days from the date of the notice; (iii) the appointment of any receiver or trustee to take possession of the properties or assets of any of the other parties; (iv) the insolvency of or filing of a petition or commencement of any proceeding to have any of the other parties declared bankrupt or insolvent, the appointment of a receiver or trustee for, or the execution by the other parties of an assignment for benefit of creditors, or failure or inability by any of the other parties to pay its debts as they become due; or (v) if PII acquires any interest in a business in competition with MICRA or MSSI or is in any way taken over by a business in competition with MICRA or MSSI.
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5.4 Notwithstanding any termination of this Agreement pursuant to Section 5.1 or by MSSI or MICRA pursuant to Sections 5.2 or 5.3, MSSI and MICRA shall remain responsible for the payment of all fees otherwise payable to PII pursuant to
Section 3.3(i) for so long as such Licenses are in full force and effect, including any renewals thereof.

6.  Indemnification.

6.1 MICRA and MSSI hereby covenant and agree to indemnify and hold harmless PII, its subsidiaries, affiliates, related companies, assigns, directors, officers, agents and employees from any and all losses, damages, liabilities, claims, actions, disbursements, and legal costs and attorneys' fees arising out of or connected with (a) any breach or alleged breach of their representations, warranties or covenants contained herein or in any License; (b) any actual or alleged defect in the Sports Soundcards (other than the failure to obtain all necessary consents, approvals, licenses or similar rights of the Personalities and/or Licensing Agents), and (c) any alleged unauthorized use of any copyrights, trademarks or logos by MICRA or MSSI, as the case may be.


6.2 PII hereby covenants and agrees to indemnify and hold harmless each of MICRA and MSSI, their subsidiaries, affiliates, related companies, assigns, directors, officers, agents and employees from any and all losses, damages, liabilities, claims, actions, disbursements, and legal costs and attorneys' fees arising out of or connected with (a) any breach or alleged breach of PII's representations, warranties or covenants contained herein, and (b) any failure of PII to secure for and on behalf of MSSI all necessary consents, approvals, licenses or similar rights of the Personalities and/or Licensing Agents necessary to develop, manufacture and sell the Sports Soundcards.

6.3 Each of the parties agrees to give the other notice of any action, suit, proceeding, claim, demand, inquiry or investigation that creates an obligation to indemnify as required under this Section 6. Said notice shall tender defence of any said claim. If the indemnifying party refuses to timely provide a defence to said claim, the other party may elect to undertake the defence of any such claim without in any way diminishing the duty of the indemnifying party to indemnify the other party.

6.4 The indemnifications set forth in this Section 6 shall survive any expiration or termination of this Agreement.

7. Non-Disclosure. The parties agree that all information, materials, documentation, data and reproductions relating to either the terms of this Agreement, the businesses of the parties, the Licenses, the Soundcards or the Sports Soundcards (the "Confidential Information") shall be held in strict confidence by the parties. The nature and contents of the Confidential Information shall not be disclosed to any employee, person, firm or entity (other than prospective licensors on a "need-to-know" basis provided that such licensors shall have executed such confidentiality and non-disclosure agreements as the other party may reasonably require), or used without the prior written permission of the other party. It is agreed that Confidential Information shall not include any information or data which (a) is already known, independent of the party providing the Confidential Information; (b) is or becomes publicly known through no wrongful act of the other party; or (c) is independently developed by the party without reference to any Confidential Information provided by the other party. The parties acknowledge that a breach of any of the promises and covenants set forth herein will have a material and adverse effect upon the other party and that damages arising from said breach may be difficult to ascertain. Consequently, the other party agrees that in addition to, and without limiting any other remedy or right the other party may have, the non-breaching party shall have the right to an immediate injunction enjoining such breach.

8.  Non-Competition and Non-Solicitation

8.1 PII, in its capacity as a consultant to MICRA and MSSI, covenants and agrees that it will not at any time during the term of this Agreement and for a period of one (1) year following the termination of this Agreement:


(a) either individually or in partnership or jointly or in conjunction with any person or persons as principal, agent, consultant, shareholder (except as a shareholder holding not more that five (5) percent of the outstanding shares from time to time from any class of shares of a publicly traded corporation) or in any other manner whatsoever carry on or be engaged in or concerned with or interested in, or advise, lend money to, guarantee the debts of or obligations of, or permit its name or any part thereof to be used or employed by or associated with, any person or persons engaged in or concerned with or interested in, any business the same or similar to or competitive with the development and
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manufacture of Soundcards or any other business now or at any time during the term of this Agreement carried on by MICRA or MSSI within any territory where MICRA or MSSI is carrying on business at the time of the termination of this Agreement;

(b) either directly or indirectly, by any means or in any capacity, approach, solicit or contact in the course of being engaged in a business competitive with the development and manufacture of Soundcards or any other business now or at any time during the term of this Agreement carried on by MICRA or MSSI, any person solicited, serviced, or contacted by PII on behalf of MICRA or MSSI during the term of this Agreement or any person known by PII to have been a supplier, client or customer of MICRA or MSSI during the term of this Agreement; and

(c) interfere with the employment arrangements between MICRA or MSSI and any of its employees and will not in any way solicit, recruit, hire, assist others in recruiting or hiring, or discuss employment or similar arrangements with any employees of MICRA or MSSI.


8.2 If any covenant or provision herein is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision and subsections 8.1(a), (b) and
(c) are each declared to be separate and distinct covenants.


8.3 PII agrees that all restrictions contained in Section 8.1 are reasonable and valid and all defences to the strict enforcement thereof by MICRA or MSSI are hereby waived by PII. PII agrees that the covenants in Section 8.1 shall not terminate upon the termination of this Agreement. PII acknowledges that a violation of any of the provisions of Section 8.1 will result in immediate and irreparable damage to MICRA or MSSI and agrees that in the event of such violation MICRA or MSSI, in addition to any other right of relief, shall be entitled to equitable relief by way of a temporary or permanent injunction and to such other relief that any court of competent jurisdiction may deem just and proper. If PII is in breach of any such restrictions, the running of the period of such restrictions shall be stayed and shall recommence upon the date PII ceases to be in breach thereof, whether voluntarily or by injunction.



8.4 Notwithstanding anything to the contrary in this Section 8, MICRA and MSSI hereby acknowledge that:



(a) PII, its principal, Brian Price, and certain companies under the control of Brian Price are in the business of manufacturing trading cards;



(b) such trading cards may in the future incorporate sound or audio recordings; and



(c) the manufacture of such trading cards shall not be deemed to violate or contravene the provisions of this Section 8 provided that the technology used to manufacture such trading cards does not violate or infringe any of MICRA's patents or proprietary rights.


9. Notices. All notifications, requests or other communications required or permitted by this Agreement shall be in writing and directed as indicated below. Any such notice shall be deemed given and effective when (a) delivered personally, by telex or telecopier, or by overnight courier, or (b) three (3) days after the postmark date if mailed by certified or registered mail, postage prepaid, return receipt requested and addressed as follows:

         If sent to PII, address to:

         Price International Inc.
         22 St. Joseph Street
         Toronto, Ontario
         M4Y 1J9
         Attention:        Brian Price
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         Telecopier:  (416) 513-9466

         If Sent to MSSI, address to:

         Micra Sound Sports Inc.
         135 West Beaver Creek Road
         Richmond Hill, Ontario
         Canada L4B 1C6
         Attention: Dieter Doederlein
         Telecopier: (905) 889-4124

         If sent to MICRA, address to:

         Micra Soundcards, Inc.
         135 West Beaver Creek Road
         Richmond Hill, Ontario
         Canada L4B 1C6
         Attention: Dieter Doederlein
         Telecopier: (905) 889-4124

Addresses may be modified at any time by written notification from one party to the other party.

10. No Assignment. This Agreement may not be assigned by any party without the prior written consent of the other parties, except in connection with a bona fide sale of all or substantially all of the assets of the party to a third party provided that such third party agrees in writing to be bound by the terms and conditions of this Agreement as though an original signatory hereto.

11. Non-Waiver and Amendment. Failure by either party to enforce or take advantage of any provision of this Agreement shall not constitute a waiver of the right to enforce or take advantage of such provision. Except as otherwise provided herein, this Agreement or any of the terms and provisions thereof may not be changed, amended or waived, in any manner whatsoever, except by written agreement executed by an authorized officer of each party.

12. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario. Any action brought to resolve a dispute arising from the interpretation or construction of or to enforce this Agreement shall be brought in a court of appropriate jurisdiction in the Province of Ontario and both parties hereby consent to the personal jurisdiction of any such court.

13. Relationship between the Parties. This Agreement shall not give rise to any relationship of employment, commission agency, agency, partnership, joint venture or company between the parties. None of the parties shall have power to represent any of the other parties or have the authority, whether express or implied, to assume or create any obligation on, behalf of the other parties.

14. Severability. If any of the provisions of this Agreement are declared to be invalid, such provisions shall be severed from this Agreement and the other provisions herein shall remain in full force and effect.

15. Section References and Captions. Any reference in this Agreement to a section or subsection shall be deemed to include a reference to any subsidiary sections whenever the context requires. The captions of the sections and subsidiary sections of this Agreement are included for reference purposes only and are not intended to be a part of the Agreement or in any way to define, limit or describe the scope or intent of the particular provision to which they refer.

16. Entire Agreement. This Agreement, including any attachments, exhibits or appendices attached hereto, sets forth all of the promises, agreements, conditions and understandings, written or oral, between the parties hereto with respect to the subject matter hereof and constitutes the entire agreement between the parties, superseding any prior or contemporaneous oral or written agreements or understandings.
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IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate copies on the day and year first above set forth.


MICRA Sound SPORTS Inc.                  PRICE INTERNATIONAL INC.


                                         By:  (signed) "Brian Price"
By:  (signed) "Dieter Doederlein"             --------------------------------
     --------------------------------
Name:--------------------------------    Name:--------------------------------

Title:-------------------------------    Title:-------------------------------

Date:--------------------------------    Date:--------------------------------


MICRA SOUNDCARDS INC.


By:  (signed) "Dieter Doederlein"
     --------------------------------
Name:--------------------------------

Title:-------------------------------

Date:--------------------------------